Exhibit H(2)

Execution Copy

FIRST AMENDMENT TO

AMENDED, RESTATED AND CONSOLIDATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This amendment, effective January 1, 2011, is made to the AMENDED, RESTATED AND CONSOLIDATED TRANSFER AGENCY AND SERVICE AGREEMENT, dated as of January 1, 2008 as it may be amended, supplemented, restated or otherwise modified from time to time, by and among MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY (“MassMutual” or “Administrator”), MASSMUTUAL PREMIER FUNDS (“MassMutual Premier Funds”) and MASSMUTUAL SELECT FUNDS (“MassMutual Select Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street” or the “Bank”) (the “Consolidated Agreement”).

WHEREAS, MassMutual, MassMutual Premier Funds, MassMutual Select Funds and the Bank wish to amend the Consolidated Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

1.	Amendment of the Consolidated Agreement.

(a)	Section 15.5 of the Consolidated Agreement, Indemnification, is hereby amended by replacing such Section 15.5 in its entirety with the following:

“Notwithstanding anything to the contrary in this Consolidated Agreement, no party to the Consolidated Agreement shall be liable to any other party for special, incidental or consequential, damages, even if advised of the possibility of such damages.”

(b)	Section 17.1 of the Consolidated Agreement, Term of Agreement, is hereby amended by replacing the first two sentences of such Section 17.1 in their entirety with the following:

“The term of this Consolidated Agreement shall become effective with respect to each Fund on January 1, 2011 (the “Effective Date”) and shall continue in effect through and including January 1, 2014 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, except as otherwise provided in Sections 17.2 and 17.3, this Consolidated Agreement shall automatically continue in full force and effect until either party terminates this Consolidated Agreement on at least six (6) months’ prior written notice to the other party.”

(c)	Section 25 of the Consolidated Agreement, Insurance, is hereby amended by replacing such Section 25 in its entirety with the following:

“The Bank need not maintain any special insurance for the benefit of the Trusts. The Bank shall at all times maintain insurance coverages adequate for the nature of its transfer agency operations, and shall provide MassMutual a memorandum of insurance summarizing its insurance coverages, upon request.”

(d)	The following is added as a new Section 26, Business Continuity:

“Notwithstanding anything in this Consolidated Agreement to the contrary, the Bank shall implement and maintain reasonable disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of the Bank in a manner and time frame consistent with legal, regulatory and business requirements applicable to the Bank in its provision of transfer agency services hereunder.”

(e)	The following is added as a new Section 27, Regulation GG:

“MassMutual and each Trust hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). MassMutual and each Trust hereby covenants and agrees that it shall not engage in an Internet gambling business. In accordance with Regulation GG, MassMutual and each Trust is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Bank pursuant to this Consolidated Agreement or otherwise between or among any party hereto.”

(f)	The following is added as a new Section 28, Data Privacy:

“The Bank will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Trusts’ shareholders, employees, directors and/or officers that the Bank receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

(g)	The following is added as a new Section 29, Confidentiality:

“The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Consolidated Agreement and, except as may be required in carrying out this Consolidated Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Consolidated Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Consolidated Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.”

2.	Miscellaneous.

(a)	Terms used herein and not hereby defined shall have the meanings attributed to them in the Consolidated Agreement.

(b)	MassMutual and each Trust hereby confirms that Appendix A and Appendix B to the Consolidated Agreement are true, correct and complete in all respects as of the date hereof.

(c)	Except as amended hereby, the Consolidated Agreement shall remain in full force and effect.

(d)	This First Amendment to Consolidated Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each party hereto has caused this First Amendment to Consolidated Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Name:	Eric Wietsma
Title:	Senior Vice President

ACKNOWLEDGED AND ACCEPTED BY MASSMUTUAL PREMIER FUNDS

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	Treasurer

ACKNOWLEDGED AND ACCEPTED BY MASSMUTUAL SELECT FUNDS

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	Treasurer

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